Exhibit 10.20

                 PETROLEUM HELICOPTERS, INC.
           SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


   1.     Purpose. The purpose of the Supplemental Executive
Retirement Plan (the "Plan") of Petroleum Helicopters  Inc.,
(PHI),  is  to  provide  certain
employees of PHI (the "Participants") designated by the Compensation Committee (the "Committee") of the Board of
Directors of PHI (the "Board") with retirement, disability and death benefits to supplement existing retirement benefits which may or may not have been reduced by Internal Revenue Service
(the "IRS") regulations and other applicable rules and regulations.

   2. Effective Date and Term of Plan. The plan shall be effective as of September 1, 1994 and shall remain in effect until terminated by the Board.

   3. Plan Administration. The Plan shall be administered by the Committee. The Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan.

   4. Participation. The Board will determine which employees of PHI and its subsidiaries will be Participants in the Plan. Participants will be required to sign a non-competition agreement with PHI in consideration for benefits under this Plan.

   5.     Gender.   Whenever used in this Plan document  the
masculine gender includes the feminine. Also whenever used in this plan document the feminine gender includes the masculine.

   6.     Plan Benefits.  The Plan provides for Participants
to   receive  benefits  based  on  one-third  (1/3)  of  the
Participants annual salary at the time of adoption, payable as provided below

   7. Plan Funding. PHI reserves the right to either fund the obligations undertaken by this Plan or refrain from funding the same and to determine the extent, nature and method of funding. Should PHI elect to fund the plan through the purchases of life insurance, mutual funds, disability policies, or annuities, PHI reserves the right in its sole discretion to terminate such funding at any time, in whole or in part.

   8.    Distribution of Benefits

          8.1 Distribution Upon Retirement At Age 65.

          a. A Participant will receive annual Benefits upon retirement from active service from PHI at age 65 or later and those Benefits will continue for 15 years from and after his or her retirement. Benefits will be paid in equal quarterly installments commencing with the first day of the first calendar quarter following his or her retirement.

          b. If a Participant dies after Benefits becomes payable under paragraph a. above, PHI shall continue to pay Benefits during the remainder of the fifteen (15) year period (the "Remaining Benefits") to the Participant's designated beneficiary, in accordance with the last such designation received by PHI from the Participant before his or her death.
            If no such designation has been received by PHI from the Participant before his or her death, Remaining Benefits shall be paid to (i) the Participant's then living spouse, for so long as the spouse shall live, or (ii) if the Participant is not survived by a spouse or if the spouse shall die before all Remaining Benefits have been paid, the then living children of the Participant, if any, in equal shares, or (iii) if the Participant is not survived by a spouse for the full period Remaining Benefits are payable, or by any children, to the estate of the Participant.

          8.2 Distribution Upon Death.

          a. If a Participant dies while employed by PHI, PHI shall provide the benefit for a period of fifteen (15) years, payable in quarterly installments, commencing with the first day of the first calendar quarter following the date of his death, to the Participant's designated beneficiary in accordance with the last such designation received by PHI from the Participant prior to his death.

          b.If  no such designation has been received by PHI
            from  the Participant before his or her death,
            Remaining Benefits shall be paid to (i)   the
            Participant's then living spouse for  so  long
            as  the spouse shall  live, or (ii) if    the
            Participant is not survived by a spouse or if the spouse shall die before all Remaining Benefits have been paid, the then living children of the Participant, if any, in equal shares, or (iii) if the Participant is not survived by a spouse for the full period Remaining Benefits are payable, or by any children, to the estate of the Participant.

          8.3 Distribution Upon Disability.

          a. The terms "Disability" and "Disabled" shall have the meaning set forth under the disability policy that is made available to the Participant by PHI at the time of commencement of the Disability. If no such policy is available, Disability shall mean the total and permanent incapacity of the Participant to engage in any substantial gainful employment and which qualifies him for commencement of benefits for permanent and total disability under the Federal Old Age and Survivor Insurance.

          b. If while actively employed, Participant becomes disabled, he will receive annual benefits from PHI beginning on his 65th birthday and those benefits will continue for 15 years from that date. Benefits will be paid in equal quarterly installments commencing on the above date.

          c. If a Participant dies after Benefits become payable under paragraph b. above, PHI shall continue to pay Benefits during the remainder of the fifteen (15) year period (the "Remaining Benefits") to the Participant's designated beneficiary, in accordance with the last such designation received by PHI from the Participant before his or her death. If no such designation has been received by PHI from the Participant before his or her death, Remaining Benefits shall be paid to (i) the Participant's then living spouse for so long as the spouse shall live, or (ii) if the Participant is not survived by a spouse or if the spouse shall die before all Remaining Benefits have been paid, the then living children of the Participant, if any, in equal shares, or (iii) if the Participant is not survived by a spouse for the full period Remaining Benefits are payable, or by any children, to the estate of the Participant.

          8.4 Termination of Employment Prior to Age 65. The Participant forfeits all rights and privileges under this plan if he terminates employment with PHI prior to attaining age 65 for any reason other than death or disability, including retirement, discharge, resignation, reduction in force, or any other cause for termination.

          8.5 Participant's Rights Unsecured. The right of any Participant to receive future distributions under the provisions of this Plan shall constitute an unsecured claim against the general assets of PHI.

   9. No Right to Continue as an Employee. Neither the Plan nor any action taken pursuant to the Plan shall constitute evidence of any agreement or understanding, express or implied, that PHI will retain a Participant as an employee for any period of time, or at any particular rate of compensation.

   10.    ERISA Provisions

          10.1 Name Fiduciary and Plan Administrator

          The "Named Fiduciary and Plan Administrator" of this plan shall be Richard Rovinelli until his resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, Richard Rovinelli shall be responsible for the management, control, and administration of this Plan as established herein. He may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

          10.2 Claim Procedure and Arbitration

          In the event that benefits under this Plan are not paid to the Employee (or to his beneficiary) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days for the date payments are refused. The
          Named Fiduciary and Plan Administrator and PHI shall review the written claim and, if the claim is denied in whole or in part, they shall provide, in writing and within ninety (90) days of receipts of such claim, their specific reasons for such denial and references to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by the claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fails to take any action within the aforementioned ninety (90) day period.

          If claimant desires a second review, they shall notify the Plan Fiduciary and Administrator in writing within sixty (60) days of the first claim denial. Claimants may review the Plan or any documents relating thereto and submit written issues and comments they may feel appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.

          If claimants continue to dispute the benefit denial and/the meaning and effect of the terms and conditions of this Plan, then claimant may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by PHI, and a third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

   11.    Amendment,  Modification,  and  Termination.   The
Board may at any time terminate, amend, or modify the Plan.

   12.    Non  Alienation  of  Benefits.   Other  than  with
regard to the death of a Participant, no Benefit shall be subject in any manner to alienation, sale, transfer, assignment, pledge, lien encumbrance or charge, and any attempt to do so will be void. No Benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participants.

   13. Choice of Law. The laws of the State of Louisiana shall govern the Plan, to the extent not preempted by federal law.

                                 PETROLEUM HELICOPTERS, INC.

                             By:  /s/ Carroll W. Suggs
                             __________________________
                                      Carroll W. Suggs
                            Chairman of the Board, President
                            and Chief Executive Officer

   ATTEST:




   ________________________________
   Secretary

         [CORPORATE SEAL]